Exhibit 8

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

Subsidiaries

At December 31, 2007

Name of Subsidiary	Percentage of Ownership and Control	Jurisdiction of Organization
Novopharm Limited	100	Canada
Goldline Laboratories, Inc.	100	United States
Teva Specialty Pharmaceuticals, LLC	100	United States
Doral Manufacturing, Inc.	100	United States
IVAX Corporation	100	United States
IVAX Diagnostics, Inc.	72	United States
IVAX Pharmaceuticals Inc.	100	United States
IVAX Pharmaceuticals New York LLC	100	United States
IVAX Pharmaceuticals NV, Inc.	100	United States
IVAX Research, LLC	100	United States
IVX Animal Health, Inc.	100	United States
Plantex USA, Inc.	100	United States
Teva Parenteral Medicines, Inc. (formerly Sicor Pharmaceuticals, Inc.)	100	United States
Teva Pharmaceuticals USA, Inc.	100	United States
IVAX Pharmaceuticals s.r.o.		Czech Republic
Teva Classics S.A.S	100	France
Teva Deutschland GmbH	100	Germany
TEVA Pharmaceutical Works Private Limited Company (formerly known as Biogal Pharmaceutical Works Ltd.)	99.4	Hungary
Teva Kutno S.A.	100	Poland
Sicor Societa’ Italiana Corticosteroidi S.r.l.	100	Italy
Teva Italia S.r.l.	100	Italy
IVAX Pharmaceuticals Ireland (a branch of IVAX International B.V.)	100	Ireland
Pharmachemie Holding B.V.	100	The Netherlands
Plantex Chemicals B.V.	100	The Netherlands
Teva Pharmaceuticals Europe B.V.	100	The Netherlands
Norton Healthcare Limited	100	United Kingdom
Teva UK Limited (formerly known as Approved Prescription Services Limited)	100	United Kingdom
Assia Chemical Industries Ltd.	100	Israel
Salomon, Levin & Elstein Ltd.	100	Israel
Lemery S.A. de C.V.	100	Mexico
Laboratorio Chile, S.A.	100	Chile
Laboratorios Elmor, S.A.	100	Venezuela